Exhibit 99

April 25, 2007	Contact:
4:01 PM	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FIRST QUARTER 2007 RESULTS
Woburn, MA — April 25, 2007 — MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor based leasing and financing programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2007.
Net income for the quarter improved 59% to $1.2 million, or $0.09 per diluted share, compared to net income of $0.8 million, or $0.05 per diluted share, in the first quarter of 2006.
Revenue for the quarter ended March 31, 2007 was $7.5 million compared to $8.9 million in the first quarter of 2006. Income on leases was $2.0 million, up $1.4 million from the same period last year and rental income was $3.9 million, down $1.8 million from March 31, 2006. Other income components contributed $1.6 million for the quarter, down $1.0 million from the same period last year.
Richard Latour, President and Chief Executive Officer said, “I am pleased with the progress we made in the first quarter with respect to our originations. In the first quarter of 2007, new contract originations dramatically improved to $10.1 million compared to $2.9 million in the first quarter of 2006. In addition, we approved 155 new vendors during the quarter, bringing our total vendor list to approximately 1,350. We also processed over 7,700 applications, an increase of over 4,800 applications as compared to the same period last year.”
Total operating expenses for the quarter declined 27.4% to $5.6 million from $7.7 million in the first quarter of 2006. Selling, general and administrative expenses of $3.6 million decreased $0.6 million compared to the same period last year, primarily due to reductions in legal and collection expenses. The first quarter provision for credit losses decreased slightly to $1.5 million from $1.6 million for the same period in 2006, while net charge-offs decreased to $1.9 million versus $2.8 million in the first quarter of 2006. Depreciation and amortization expense of $0.5 million declined 73.8% compared to the same period last year, primarily due to a decline in the number of rental and service contracts combined with a greater percentage of the applicable assets becoming fully depreciated. As a result of lower debt balances, interest expense declined 84.4% to $13,000 as compared to the first quarter of 2006.

Mr. Latour added, “As we look ahead to the rest of 2007, our management team remains focused on increasing originations through rebuilding our vendor base, as well as, looking for new portfolio and additional growth opportunities.”
Although the investment in service and rental contracts continued to decline in the first quarter of 2007, the total investment in lease receivables due in installments, estimated residuals, rentals and service contracts were up $21.5 million to $55.2 million as compared to the same period last year. In the first quarter of 2007, receivables delinquent in excess of 31 days declined $1.7 million to $5.4 million versus year end 2006.
As of March 31, 2007 cash and cash equivalents were $24.0 million. Cash received from customers for the quarter was $9.5 million compared to $12.2 million during the same period in 2006.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2006	2007
ASSETS
Cash and cash equivalents	$28,737	$23,970
Net investment in leases:
Receivables due in installments	40,455	49,597
Estimated residual value	3,859	4,966
Initial direct costs	302	386
Less:
Advance lease payments and deposits	(50)	(52)
Unearned income	(13,682)	(17,993)
Allowance for credit losses	(5,223)	(4,810)

Net investment in leases	25,661	32,094
Investment in service contracts, net	613	481
Investment in rental contracts, net	313	168
Property and equipment, net	655	653
Other assets	652	507
Deferred income taxes, net	3,090	3,090

Total assets	$59,721	$60,963

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	March 31,
	2006	2007
Notes payable	$5	$24
Accounts payable	1,038	511
Dividends payable	691	695
Other liabilities	1,110	1,420
Income taxes payable	741	1,338

Total liabilities	3,585	3,988

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2006 and March 31, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,811,442 and 13,891,596 shares issued at December 31, 2006 and March 31, 2007, respectively	138	139
Additional paid-in capital	44,136	44,452
Retained earnings	11,862	12,384

Total stockholders’ equity	56,136	56,975

Total liabilities and stockholders’ equity	$59,721	$60,963

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2006	2007

Revenues:
Income on financing leases	$672	$2,033
Rental income	5,721	3,924
Income on service contracts	555	361
Loss and damage waiver fees	551	444
Service fees and other	1,103	386
Interest income	315	323

Total revenues	8,917	7,471

Expenses:
Selling general and administrative	4,207	3,568
Provision for credit losses	1,610	1,523
Depreciation and amortization	1,765	463
Interest	81	13

Total expenses	7,663	5,567

Income before provision for income taxes	1,254	1,904
Provision for income taxes	490	687

Net income	$764	$1,217

Net income per common share:
Basic	$0.06	$0.09

Diluted	$0.05	$0.09

Weighted-average shares:
Basic	13,762,979	13,860,534

Diluted	13,905,902	14,072,449

About The Company
MicroFinancial Inc. (AMEX: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.